May 24, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 24, 2005, of NorthStar Realty
Finance Corp. and are in agreement with the statements contained in the six paragraphs within subsection (a) of such Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the Registrant's statement concerning the significant deficiencies in internal controls included in the fifth paragraph of subsection (a) of such Item
4.01 we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the Registrant's 2004 financial statements.

                                        /s/ Ernst & Young LLP